Exhibit 10.17

As of October 1, 2003

MetaMorphix, Inc.
8510 A Corridor Road
Savage Road, MD 20763
Attn: Edwin Quattlebaum, Chairman and CEO

Re: Amendment No. 4 to the Livestock Database License Agreement effective as of February 28, 2002, as amended to date (the “License Agreement”) and Amendment No. 2 to the Subscription Agreement effective            as            of February 28, 2003, as amended to date (the “Subscription Agreement"), each by and between Applera Corporation, a Delaware corporation (successor to its wholly-owned subsidiary PE CORPORATION (NY), a New York corporation), through the Celera Genomics Group (“Celera”), and MetaMorphix, Inc., a Delaware corporation (the "Company"); and Agreement regarding the Company’s Certificate of Designations for its Series E Convertible Preferred Stock (the “Certificate”)

Ladies and Gentlemen:

This letter (the “Amendment and Agreement”) will serve as confirmation of the agreement by Applera Corporation, acting through Celera, and the Company to the following:

(a)	Applera Corporation and the Company agree to amend the License Agreement (most previously amended by letter agreement dated September 8, 2003) and the Subscription Agreement (as amended by agreement dated June 17, 2003) to extend certain option and payment deadlines as follows:

1)	Sections 2.4 and 4.1(b) of the License Agreement are hereby amended by changing all references therein to October 1, 2003 to December 12, 2003.

2)	Sections 2.4, 4.1(b) and 4.1(c) of the License Agreement are hereby amended by changing all references to June 1, 2003 to October 1, 2003.

3)	Paragraph II of Exhibit 3 to the Subscription Agreement is hereby amended by changing all references to June 1, 2003 to October 1, 2003.

     (b) The Company agrees that if, in connection any Company financing or other transactions or events occurring on or after the date hereof, Applera Corporation’s anti-dilution rights would be triggered under Section 6(e) of the Certificate (the “Anti-Dilution Provision”), then at the request of Applera Corporation, in its sole discretion based on considerations that it deems commercially necessary, appropriate, or advisable, the Company shall cooperate with

Applera Corporation and negotiate with Applera Corporation in good faith (either before or after the financing or other transaction or event, depending on the timing of the request) to modify or alter the mechanics of the Anti-Dilution Provision or enter into alternative arrangements having a substantially equivalent purpose and effect; in either case on terms acceptable to Applera Corporation in its sole discretion provided, that in no event shall the Company’s obligations under this paragraph require it to amend the Certificate or enter into other arrangements that would result, directly or indirectly, in Applera Corporation receiving beneficial ownership of equity in the Company to a greater extent than is provided in the Certificate, and in particular the Anti-Dilution Provision, as in effect from time to time.

     This Amendment and Agreement shall be deemed to be an amendment to the License Agreement and the Subscription Agreement. All references to the License Agreement or the Subscription Agreement in any other document, instrument, agreement or writing hereafter shall be deemed to refer to the License Agreement or the Subscription Agreement, as the case may be, as amended hereby. However, except as expressly provided herein, the License Agreement and the Subscription Agreement shall remain in full force and effect without amendment or modification. This Amendment and Agreement does not constitute an amendment to the Certificate in any respect. This Amendment and Agreement shall become effective execution and delivery by both parties as indicated below, and upon such effectiveness it shall be deemed to contain the entire agreement and understanding of the parties regarding its subject matter.

Very truly yours, APPLERA CORPORATION, acting through its Celera Genomics Group
By:	/s/ Ugo DeBlasi
Name: Ugo DeBlasi

Agreed and Accepted as of the date first above written

METAMORPHIX, INC.

By:	/s/ Michael R. N. Thomas
Michael R. N. Thomas, CFO and Treasurer

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